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                                   EXHIBIT 11

                             BANKBOSTON CORPORATION

                    Computation of Earnings Per Common Share

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


                                                                    Quarters Ended         Six Months Ended
                                                                       June 30                 June 30

      EARNINGS (in millions)                                       1997        1996        1997        1996
      --------                                                     ----        ----        ----        ----

1.    Net income                                                $   212     $   214     $   419     $   369

2.    Less: preferred dividends                                       9           9          19          19
                                                                -------     -------     -------     -------

3.    Net income applicable to primary and fully diluted
        earnings per common share                               $   203     $   205     $   400     $   350
                                                                =======     =======     =======     =======


      SHARES (in thousands)
      ------

4.    Weighted average number of common shares outstanding      147,910     153,650     150,650     154,318

5.    Incremental shares from assumed exercise
        of dilutive stock options as of the beginning
        of the period using the treasury stock method             1,877       1,533       2,041       1,700
                                                                -------     -------     -------     -------

7.    Adjusted number of common shares                          149,787     155,183     152,691     156,018
                                                                =======     =======     =======     =======

      PER SHARE CALCULATION
      ---------------------

8.    Primary net income per common share                     $    1.37   $    1.33   $    2.66   $    2.27
      (Item 3 divided by Item 4)

9.    Fully diluted net income per common share               $    1.35   $    1.32   $    2.62   $    2.24
      (Item 3 divided by Item 7)

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